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                                                                     EXHIBIT 5.1

                               September 30, 2003

RedEnvelope, Inc.
201 Spear Street, 3rd Floor
San Francisco, CA 94105

      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-8 (the "Registration Statement") filed by you with the Securities and Exchange Commission (the "Commission") on September 30, 2003 in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,682,836 shares of your Common Stock (the "Shares") reserved for issuance under the 2003 Employee Stock Purchase Plan, 1999 Stock Plan and 2003 Directors' Stock Option Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

            It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

                                                     Very truly yours,

                                                     VENTURE LAW GROUP
                                                     A Professional Corporation

                                                     /s/ Venture Law Group